Exhibit 3.1.3

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF JELD-WEN HOLDING, INC.

WHEREAS, JELD-WEN Holding, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”) desires to effectuate a subdivision and reclassification of its Common Stock and Class B-1 Common Stock (the “Stock Split”); and

WHEREAS, Article VI, Section B(4) of the Corporation’s Certificate of Incorporation (the “Charter”) provides that the Series A Conversion Rates (as defined in the Charter) will be adjusted in the manner set forth in such section as a result of the Stock Split;

NOW THEREFORE, the Corporation does hereby certify as follows:

FIRST: The first two paragraphs of Article IV of the Charter shall be amended in their entirety as follows:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 913,482,200, of which (a) 904,732,200 shares shall be Common Stock, par value $0.01 per share (the “Total Common Stock”) and (b) 8,750,000 shares shall be Preferred Stock, par value $0.01 per share (the “Preferred Stock”, and together with the Total Common Stock, the “Capital Stock”).

Of the Total Common Stock, there shall be designated two separate series: (i) 900,000,000 shares shall be designated Common Stock (the “Common Stock”); and (ii) 4,732,200 shares shall be designated Class B-1 Common Stock (the “Class B-1 Common Stock”).

SECOND: Article IV of the Charter shall be amended to add the following paragraph at the end of Article IV:

Upon the effectiveness of the Certificate of Amendment of the Certificate of Incorporation adding this paragraph (the “Effective Time”), (x) each share of Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be subdivided, reclassified and changed into 11 validly issued, fully paid and non-assessable shares of Common Stock without any further action by the Corporation or the holder thereof and (y) each share of Class B-1 Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be subdivided, reclassified and changed into 11 validly issued, fully paid and non-assessable shares of Class B-1 Common Stock without any further action by the Corporation or the holder thereof; provided, however, in lieu of any fractional interests in shares of Common Stock or Class B-1 Common Stock, as applicable, to which any stockholder would otherwise be entitled pursuant hereto (taking into account all shares of Common Stock or Class B-1 Common Stock, as applicable, owned by such stockholder), such stockholder shall be entitled to receive a cash payment equal to the amount determined by the Board of Directors of the Corporation to be the fair value of such a share multiplied by such fraction.

THIRD: Section F(1) of Article V of the Charter is hereby amended in its entirety to read as set forth below:

Optional Conversion. Each share of Class B-1 Common Stock shall be convertible, at the option of the holder thereof, at the office of the Corporation or any transfer agent for the Class B-1 Common Stock, into shares of Common Stock at the same ratio on the date of conversion as a share of Series A-1 Stock would have been convertible on such date of conversion pursuant to Section B(1)(a) of Article VI, assuming that:

(W) no adjustments to the Series A Conversion Rates have been made pursuant to Section B(4) of Article VI,

(X) clause (y) of Section B(1)(a) of Article VI read in its entirety as follows: “(y) the quotient of $95.297074 divided by $206.7269”,

(Y) no cash dividends had been paid on the Series A-1 Stock, and

(Z) for purposes of determining the New Series A-1 Unpaid Dividends under clause (z) of Section B(1)(a) of Article VI, the “Old Series A-1 Unpaid Dividends” referenced in Section A(2)(a)(i) of Article VI regarding the accrual of dividends on the Series A-1 Stock were equal to $167.1864

(such ratio, the “Class B-1 Conversion Rate”).

FOURTH: This Certificate of Amendment was duly adopted in accordance with Sections 228 and 242 of the Delaware General Corporation Law.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on the date set forth below.

JELD-WEN HOLDING, INC.

By:	/s/ Laura W. Doerre
	Name:	Laura W. Doerre
	Title:	Executive Vice President, General Counsel and Chief Compliance Officer
	Date:	January 3, 2017